Exhibit 12

Statement Regarding the Computation of Ratios

a. The percentage ratio of net income to average total assets is calculated by dividing the 1996 and 1995 net income of $5,867,000 and $6,998,000, respectively, by the average total assets for 1996 and 1995 of $700,921,000 and $641,519,000, respectively.

b. The percentage ratio of net income to average shareholders' equity is calculated by dividing the 1996 and 1995 net income of $5,867,000 and $6,998,000, respectively, by the average shareholders' equity for 1996 and 1995 of $65,785,000 and $62,413,000, respectively.

c. The percentage ratio of average shareholders' equity to average total assets is calculated by dividing the 1996 and 1995 average shareholders' equity of $65,785,000 and $62,413,000, respectively, by the average total assets for 1996 and 1995 of $700,921,000 and $641,519,000, respectively.

d. The percentage ratio of cash dividends declared to net income is calculated by dividing the 1996 and 1995 cash dividends declared of $2,925,000 and $2,912,000, respectively, by the net income for 1996 and 1995 of $5,867,000 and $6,998,000, respectively.